                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CNB Bancshares, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             CNB Bancshares, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                         [LOGO]  CNB BANCSHARES, INC.



                                   Notice of
                                Annual Meeting
                              and Proxy Statement



                        Annual Meeting of Shareholders
                                April 16, 1996

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                            March 22, 1996

To the Shareholders of
CNB Bancshares, Inc.


     Notice is hereby given that the Annual Meeting of Shareholders of CNB Bancshares, Inc. will be held at the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana on April 16, 1996, at 5:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1. The election of three Directors to Class II of the Company's Board of Directors, each to serve a term of three years, until a successor shall have been duly elected and qualified;

2. Any other business which may be brought before the meeting or any adjournment thereof.


                                    DAVID L. KNAPP
                                    SECRETARY



     PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY, IF YOU WISH.

                             CNB BANCSHARES, INC.
                             20 N.W. THIRD STREET
                        EVANSVILLE, INDIANA 47739-0001

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 16, 1996

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CNB Bancshares, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on April 16, 1996, at 5:00 p.m., local time, at the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana, and at any adjournment thereof. This Proxy Statement and the form of proxy were first mailed to shareholders on March 22, 1996. Any shareholder executing a proxy which is solicited hereby has the power to revoke it. Revocation may be made effective by giving written notice to the Company at any time prior to exercise of the proxy.

     Proxies will be solicited by mail. They also may be solicited by officers and regular employees of the Company, personally or by telephone, or other electronic means, but such persons will not be specially compensated for their services. All expenses of solicitation will be paid by the Company.

     As of March 4, 1996, there were 17,845,131 outstanding shares of the Company's Common Stock, no par value (the "Common Stock"). The Common Stock is the Company's only class of stock outstanding. Only holders of record of such Common Stock at the close of business on March 4, 1996, are entitled to notice of and to vote at the Meeting. Each holder of Common Stock of record on that date is entitled to one vote for each share of Common Stock held.

     With respect to each matter to be acted upon at the Meeting, abstentions on properly executed proxy cards will be counted for purposes of determining a quorum at the Meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.


                         CERTAIN BENEFICIAL OWNERSHIP

     The following table sets forth, as of December 31, 1995, the name and address of the only person or entity known to management of the Company to beneficially own more than 5% of the Company's Common Stock:


                          VOTING POWER      INVESTMENT POWER   TOTAL SHARES  PERCENT
NAME & ADDRESS OF       -----------------  ------------------  BENEFICIALLY     OF
BENEFICIAL OWNER          SOLE     SHARED    SOLE     SHARED       OWNED      CLASS
----------------------  ---------  ------  ---------  -------  ------------  -------

CNB Bancshares, Inc.    1,415,492  85,550  1,856,600  163,490  2,061,532 (a)  11.52

(a) The Company (20 N. W. Third Street, Evansville, Indiana 47739-0001) itself holds no shares as record owner. Subsidiaries of the Company, however, hold shares in various fiduciary capacities and, by virtue of sole or shared voting or investment power with respect to such shares, are deemed to own them beneficially. As parent of its subsidiaries, the Company may be deemed to share voting power or investment power, or both, as to all shares beneficially owned by those subsidiaries and, therefore, may be deemed a beneficial owner of all such shares. It is the practice of the subsidiaries when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary prior to voting.

                           ELECTION OF DIRECTORS AND
         INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

     In accordance with the provisions of the Company's Articles of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, with all Directors to serve three-year terms, and one class to be elected at each Annual Meeting of Shareholders.

     The only item scheduled to be acted upon at the Meeting is the election of three Directors to Class II of the Board of Directors, each to hold office for three years (until the 1999 Annual Meeting of Shareholders) and until his successor shall have been duly elected and qualified. The Indiana Business Corporation Law requires that Directors be elected by a plurality of the votes cast and, therefore, the three nominees receiving the greatest number of votes cast will be elected as Class II Directors.

     All proxies which are received by the Secretary in proper form prior to the election of Directors at the Meeting, and which have not been revoked, will be voted "FOR" the Board of Directors' three nominees for Class II, subject to any specific voting instructions contained therein. All nominees have consented to be named as candidates in this Proxy Statement and have agreed to serve if elected. In the event any nominee declines or is unable to serve, it is intended that the proxies will be voted for a successor nominee designated by the Board of Directors. The Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected. Each of the nominees listed herein currently serves as a Director of the Company.

     The following information is provided with respect to each nominee for Director and each present continuing Director whose term of office extends beyond the Meeting:

                      INFORMATION REGARDING NOMINEES FOR
                              CLASS II DIRECTORS
                              ------------------
                             (Term Expiring 1999)

                                                                                                SHARES OF COMPANY STOCK
                                                                                               BENEFICIALLY OWNED AS OF
                                  PRINCIPAL OCCUPATION(S)                                          DECEMBER 31, 1995
                                  FOR PAST 5 YEARS AND                                        --------------------------
NAME, AGE                         OTHER DIRECTORSHIPS                                             NUMBER         % (b)
---------                         -------------------                                         --------------  ----------
H. LEE COOPER, 57 (c)             Chairman of the Board and Chief Executive Officer of the        88,701 (a)      .47
Director of Company since 1983    Company.

JOHN D. ENGELBRECHT, 44           President, South Central Communications Corporation (a          28,047          .15
Director of Company since 1983    broadcasting and communications company).

ROBERT K. RUXER, 46               President, Ruxer Farms, Inc.; and Rolling Fields, Inc.         247,063         1.31
Director of Company since 1991

             INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE
                              CLASS III DIRECTORS
                              -------------------
                              (Term Expiring 1997)

                                                       SHARES OF COMPANY STOCK
                                                      BENEFICIALLY OWNED AS OF
                             PRINCIPAL OCCUPATION(S)      DECEMBER 31, 1995
                              FOR PAST 5 YEARS AND    -------------------------
NAME, AGE                      OTHER DIRECTORSHIPS    NUMBER              % (b)
---------                    -----------------------  ------              --
JAMES J. GIANCOLA, 47 (c)    President and Chief      45,995 (a)         .24
Director of Company since    Operating Officer of
 1994                        the Company since
                             1994, Executive Vice
                             President and Chief
                             Operating Officer of
                             the Company since
                             1992; prior to 1992,
                             President of Gainer
                             Bank, Merrillville,
                             Indiana.


ROBERT L. KOCH II, 57        President and Chief      39,678             .21 (d)
Director of Company since    Executive Officer,
 1983                        George Koch Sons, Inc.
                             (manufacturing).  Mr.
                             Koch also serves as a
                             director of SIGCORP,
                             Inc.  (a gas and
                             electric utility
                             holding company) and
                             Bindley Western
                             Industries (a national
                             wholesale distributor
                             of pharmaceutical and
                             related products).


PAUL G. WADE, 56             President, Wade Oil      30,227             .16
Director of Company since    Corporation  (a
 1989                        regional crude oil
                             producer).


LAWRENCE J. KREMER, 54       Corporate Vice              200              --
 Director of Company since   President, Materials,
 1995                        Emerson Electric
                             Company (a
                             manufacturer of
                             electronic products
                             and systems) since
                             1993; prior to 1993,
                             Senior Vice President,
                             Whirlpool Corp.


              INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE
                               CLASS I DIRECTORS
                               -----------------
                              (Term Expiring 1998)

                                                       SHARES OF COMPANY STOCK
                                                      BENEFICIALLY OWNED AS OF
                             PRINCIPAL OCCUPATION(S)      DECEMBER 31, 1995
                              FOR PAST 5 YEARS AND    -------------------------
NAME, AGE                      OTHER DIRECTORSHIPS    NUMBER              % (b)
---------                    -----------------------  ------              --
JERRY A. LAMB, 61            Chairman of the           48,374            .26
Director of Company since    Board, American
 1983                        Sheet Extrusion
                             Corporation (a
                             manufacturer of
                             custom and
                             proprietary plastic
                             products).  Mr. Lamb
                             also serves as a
                             director of SIGCORP,
                             Inc. (a gas and
                             electric utility
                             holding company).


BURKLEY F. MCCARTHY, 65      President, Fendrich       14,228            .08
Director of Company since    Industries, Inc.
 1983                        (diversified
                             manufacturer).


THOMAS W. TRAYLOR, 56        President, Traylor       167,971            .89
Director of Company since    Bros., Inc.
 1983                        (underground and
                             marine construction).


----------------------------------------
(a) The number of shares listed for Messrs. Cooper and Giancola includes the number of exercisable stock options disclosed in the table on page 9 of the Aggregated Option Exercises in Last Fiscal Year Table.

(b) The total number of outstanding shares of the Company's Common Stock used to compute the percent of class assumes the exercise of options and convertible debentures for the purchase of 910,966 shares.

(c) Mr. Giancola was elected to the additional position of Chief Executive Officer of the Company on March 11, 1996. Mr. Cooper will continue as Chairman of the Board of the Company.

(d) In addition to the shares shown above, Mr. Koch has contingent voting power with respect to 127,513 shares held in a trust by his father's estate, in the event that those shares are not voted by his mother.

     The business experience of each of the above listed nominees and Directors during the past five years was that typical to a person engaged in the principal occupation listed. Unless otherwise indicated, each of the nominees and Directors has had the same position or another executive position with the same employer during the past five years. Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held ten regular meetings during the fiscal year ended December 31, 1995. During 1995, each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and of any committee of which he was a member, except for Thomas W. Traylor, who attended 74% of such meetings.

     Company Directors, other than those who also serve as officers of the Company or its subsidiaries, receive for their services a fee of $5,000 per year and $500 per meeting attended, plus $500 per meeting of other committees attended, with the exception of joint committee meetings held with the Directors of The Citizens National Bank of Evansville, for which a fee of $375 per meeting is paid. Under the terms of the Company's 1995 Stock Incentive Plan, the non-employee Directors of the Company automatically receive 1,000 non-qualified stock options each year on the first business day following each Annual Meeting of Stockholders of the Company at which he or she is elected, reelected, or continues as a Director. The exercise price per share of Common Stock subject to such options equals the market value of a share of Common Stock as of the date of grant and the options become exercisable on the second anniversary of the date of grant. During 1995, each of the seven non-employee Directors of the Company received 1,050 options each with an exercise price of $28.46 per share of Common Stock, as adjusted to reflect the 5% stock dividend issued on November 20, 1995.

     The Board of Directors has an Audit Committee. During 1995, the Audit Committee, consisting of Burkley F. McCarthy (Chairman), Ronald C. Coleman (until May 1995) and Robert K. Ruxer, met four times. The Audit Committee is responsible for monitoring the accounting, auditing and financial reporting practices of the Company and its subsidiaries. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors.

     The Board of Directors has a Nominating and Corporate Governance Committee (the "Nominating Committee"). During 1995, the members of the Nominating Committee were Robert L. Koch II (Chairman), John D. Engelbrecht, Jerry A. Lamb, Burkley F. McCarthy, Robert K. Ruxer and H. Lee Cooper. The Nominating Committee, which met twice in 1995, is responsible for promoting effective recruiting, staffing, and organization of the Company's Board of Directors as well as managing the Board's self-appraisal process. The Nominating Committee will consider nominees for Director submitted in writing to the Secretary of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of December 31, 1995, the number of shares of Common Stock of the Company owned beneficially, including currently exercisable options and options which become exercisable within 60 days, by certain executive officers including those officers named in the Summary Compensation Table and by Directors and executive officers as a group.


          BENEFICIAL OWNERS               NUMBER (a)  PERCENT OF CLASS (b)
          -----------------               ----------  ----------------
H. Lee Cooper                                88,701          .47
James J. Giancola                            45,995          .24
William E. Vieth                             70,796          .38
David L. Knapp                               46,183          .25
M. Lynn Cooper                               23,404          .12
John R. Spruill                               6,608          .04
All Directors, Nominees and Executive       974,473         5.18
 Officers as a group....................


(a) The number of shares listed for each named executive officer includes the number of exercisable stock options disclosed in the table on page 9 of the Aggregated Option Exercises in Last Fiscal Year, and the number of shares listed for Mr. Spruill includes 3,716 stock options which became exercisable on March 11, 1996.

(b) The total number of outstanding shares of the Company's Common Stock used to compute the percent of class assumes the exercise of options and convertible debentures for the purchase of 910,966 shares.

     Under Federal securities laws, the Company's Directors, its executive officers, and any persons holding more than 10% of the Company's Common Stock, if any, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Company, the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates during 1995. To the Company's knowledge, based solely on written representations of its Directors and executive officers and a review of copies of the reports that they have filed with the Securities and Exchange Commission, all of these filing requirements were satisfied during the fiscal year ended December 31, 1995.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation awarded or paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1995. In addition to the named executive officers below, Mr. John R. Spruill, Executive Vice President and Chief Financial Officer, joined the Company in September 1995. Prior to joining the Company, Mr. Spruill held a similar position with Southern National Corporation in North Carolina.


                                                SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------------
                                                                                            Long Term
                                                               Annual                      Compensation
                                                            Compensation                      Awards
                                                    ---------------------------------------------------
                                                                                              Option               All Other
 Name & Principal Position              Year         Salary                Bonus               Shares             Compensation
-----------------------------------------------------------------------------------------------------------------------------
                                                                           (a)                 (b)                    (c)
H. Lee Cooper                           1995        $301,600             $60,320              17,118                $8,783
Chairman and                            1994         290,000              97,875              16,055                 8,700
Chief Executive Officer (d)             1993         265,000              37,763              16,008                 6,697

James J. Giancola                       1995         222,425              44,485               9,237                 6,408
President and                           1994         194,334              51,013               8,027                 5,830
Chief Operating Officer (d)             1993         175,000              26,250               8,004                 3,919

William E. Vieth                        1995         195,000              29,250               6,917                 5,585
Executive Vice President                1994         187,917              32,885               8,027                 5,688
                                        1993         175,000              24,063               8,004                 5,638

David L. Knapp                          1995         182,450              27,368               7,577                 5,209
Executive Vice President                1994         159,584              41,891               6,699                 4,788
                                        1993         142,000              19,525               6,671                 4,615

M. Lynn Cooper                          1995         157,410              23,612               5,584                 4,245
Executive Vice President                1994         143,100              17,888               3,985                 4,293
                                        1993         135,000              16,875               4,003                 4,387
=============================================================================================================================

(a) These amounts represent bonuses payable pursuant to the Company's Short Term Incentive Plan (STIP) described elsewhere in this Proxy Statement.

(b) The options listed have been adjusted to reflect stock dividends.

(c) These amounts represent the Company's 401(k) Plan and CNB Bancshares, Inc. Savings Equalization Plan ("SEP") contributions.
    The purpose of the SEP is to provide a supplemental savings program for eligible employees unable to make adequate contributions to the Company's 401(k) Plan because of Internal Revenue Service regulations.

(d) Mr. Giancola was elected to the additional position of Chief Executive Officer of the Company on March 11, 1996.
    Mr. H. Lee Cooper will continue as Chairman of the Board of the Company.
-----------------------------------------------------------------------------------------------------------------------------


                                 STOCK OPTIONS

       The following tables summarize option grants to and exercises by the named executive officers during 1995 as well as the value of options held by such persons at the end of the year.

                       OPTION GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------
                         Individual Grants                             Potential Realizable
--------------------------------------------------------------------  Value at Assumed Annual
                    Number of    % of Total                             Rates of Stock Price
                   Securities     Options     Exercise or                   Appreciation
                   Underlying    Granted to   Base Price                 For Option Term (b)
                     Options    Employees in    ($ Per     Expiration  -----------------------
      Name         Granted (a)  Fiscal Year     Share)        Date          5%         10%
----------------------------------------------------------------------------------------------
H. Lee Cooper        17,118        14.43%       $28.33       6/02/05      $305,017   $772,972

James J. Giancola     9,237          7.78        28.33       6/02/05       164,589    417,101

William E. Vieth      6,917          5.83        28.33       6/02/05       123,250    312,341

David L. Knapp        7,577          6.39        28.33       6/02/05       135,011    342,143

M. Lynn Cooper        5,584          4.71        28.33       6/02/05        99,498    252,148

==============================================================================================

(a) All options were granted on June 2, 1995, and the exercise price was established at the then current market value. All options became exercisable on December 2, 1995.

(b)    Pre-tax gain. The dollar amounts under these columns represent potential realizable value at the end of the 10-year option term, assuming annual appreciation in the Common Stock price of 5% and 10%, respectively, less the exercise price. The appreciation rates are set by the Securities and
       Exchange Commission and, therefore, are not intended to forecast possible future appreciation in the Common Stock price.
===============================================================================

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          Number of Securities Underlying    Value of Unexercised
                                                Unexercised Options          In-The-Money Options
                      Shares                    at Fiscal Year-End           at Fiscal Year-End (a)
                     Acquired     Value   -----------------------------------------------------------
     Name          on Exercise  Realized     Exercisable  Unexercisable    Exercisable  Unexercisable
-----------------------------------------------------------------------------------------------------
H. Lee Cooper           ---        ---          40,198        24,991         $160,761      $53,637

James J. Giancola       ---        ---          30,397         2,875          104,716        2,596

William E. Vieth        ---        ---          28,077         2,875          104,329        2,596

David L. Knapp          ---        ---          27,618           ---           89,428          ---

M. Lynn Cooper          ---        ---          16,908           ---           48,515          ---

-----------------------------------------------------------------------------------------------------

(a)  Pre-tax gain.  Calculated as the fair market value of Common Stock at year-end of $28.50 per share less the exercise price.
-----------------------------------------------------------------------------------------------------

                               CHANGE OF CONTROL

     Messrs. H. Lee Cooper, Giancola, Vieth, Knapp, M. Lynn Cooper, and Spruill each have entered into an employment agreement with the Company which becomes effective upon any future change of control of the Company and provides for a three-year term commencing as of that date. If during the term of the agreement, or the one-year period prior thereto, the officer's employment is terminated by the Company (other than for cause), or if the officer voluntarily leaves the employ of the Company during the term under certain circumstances, the agreement provides for a payment to the officer of an amount equal to a maximum of three times the officer's annual authorized base salary. The amount of any such payments would be limited to the amount deductible by the Company for Federal income tax purposes at the time the agreements were entered into. The agreement also provides for the continuation of medical and hospitalization insurance coverage to the officer, after any such termination of employment. The officer would be responsible for the cost of all such insurance premiums. In addition, upon receiving any payment under the agreement, the officer is prohibited, prior to age 65, or within three years of the date of a change of control, whichever occurs first, from engaging in any competing banking or bank holding company business within a 60 mile radius of Evansville, Indiana.

                                 PENSION PLAN

     On an ongoing basis, the Company combines the various pension plans of its newly-acquired subsidiaries into one noncontributory pension plan, the CNB Bancshares, Inc. Employee Pension Plan (the "Pension Plan"). The Pension Plan is for the benefit of all full-time and eligible part-time employees. Additionally, certain executive officers (including four executive officers named in the Summary Compensation Table) of the Company participate in the CNB Bancshares, Inc. Pension Equalization Plan (the "PEP"). The purpose of the PEP is to supplement the benefits payable under the Pension Plan to the extent they are reduced on account of the maximum compensation and maximum benefit limitations imposed by the Internal Revenue Code.

     Full-time employees become eligible to participate in the Pension Plan when they have reached the age of 21 and have one year of continuous service. Participants are fully vested after five years of continuous service in the Pension Plan. The Pension Plan provides for full monthly benefits upon reaching age 65, the normal retirement age. Early retirement becomes available at age 55 with reduced monthly benefits. The cost of the Pension Plan is based on actuarial valuations in accordance with the requirements of the Internal Revenue Service and the Department of Labor.

     The following tables present annual retirement benefits upon reaching age 65 under the Pension Plan and the PEP combined based upon the highest five years' average earnings and years of service indicated and when those years of service were credited.

                                  PENSION PLAN TABLE A

--------------------------------------------------------------------------------------------
                                                    Estimated Annual Pension
                                              Based upon Years of Service Indicated
Average Annual Earnings for the Highest  ---------------------------------------------------
   Compensated Five Years of Service       5 Years  10 Years  15 Years  20 Years  25 Years
--------------------------------------------------------------------------------------------
                $ 50,000................   $ 5,375   $10,750  $ 16,125  $ 21,500  $ 26,875
                 100,000................    11,000    22,000    33,000    44,000    55,000
                 150,000................    16,625    33,250    49,875    66,500    83,125
                 200,000................    22,250    44,500    66,750    89,000   111,250
                 250,000................    27,875    55,750    83,625   111,500   139,375
                 300,000................    33,500    67,000   100,500   134,000   167,500
                 350,000................    39,125    78,250   117,375   156,500   195,625
                 400,000................    44,750    89,500   134,250   179,000   223,750
--------------------------------------------------------------------------------------------

                                  PENSION PLAN TABLE B

--------------------------------------------------------------------------------------------
                                                    Estimated Annual Pension
                                              Based upon Years of Service Indicated
Average Annual Earnings for the Highest  ---------------------------------------------------
   Compensated Five Years of Service       5 Years  10 Years  15 Years  20 Years  25 Years
--------------------------------------------------------------------------------------------
                $ 50,000................   $ 3,602   $ 7,204  $ 10,806  $ 14,408  $ 18,010
                 100,000................     7,852    15,704    23,556    31,408    39,260
                 150,000................    12,102    24,204    36,306    48,408    60,510
                 200,000................    16,352    32,704    48,056    65,408    81,760
                 250,000................    20,602    41,204    61,806    82,408   103,010
                 300,000................    24,852    49,704    74,556    99,408   124,260
                 350,000................    29,102    58,204    87,306   116,408   145,510
                 400,000................    33,352    66,704   100,056   133,408   166,760
--------------------------------------------------------------------------------------------

     Benefits under the Pension Plan and the PEP are based upon (a) the participant's average base compensation (annual salary as reported in the Summary Compensation Table excluding bonuses) during the five consecutive years in which his compensation was the highest, (b) the number of years of service, and (c) the years in which that service was credited. On January 1, 1994 the benefits under the Pension Plan and the PEP were amended such that all years of service credited after January 1, 1994 result in annual retirement benefits as listed in Pension Table B. All years of service credited prior to January 1, 1994 result in annual retirement benefits as listed in Pension Table A. Eligible compensation under the Pension Plan is limited to the amount on which a pension expense deduction may be based under current Internal Revenue Service regulations (which amount was $150,000 in 1995). Compensation in excess of the Internal Revenue Service limitations is taken into account under the PEP. The years of service factor under the Pension Plan reaches its peak after 25 years of service. The annual retirement benefits are not subject to any deduction for Social Security or other offset amounts.

     The five executive officers named in the Summary Compensation Table of the Company during 1995 have accumulated the following number of years of credited service under Pension Plan A: H. Lee Cooper, 25; William E. Vieth, 25; James J. Giancola, 1; David L. Knapp, 25; M. Lynn Cooper, 7. Messrs. James J. Giancola and M. Lynn Cooper have each earned three years of credited service under Pension Plan B.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Corporate Structure Committee (the "Compensation Committee") of the Board of Directors, which consists solely of the non-employee Directors named below, met seven times in 1995. The Compensation Committee is responsible for establishing and administering an equitable salary and benefits program for all officers. The Compensation Committee also administers the Company's Executive Compensation Program, which was originally adopted in 1988 to support long and short-term objectives critical to the success of the Company. These objectives are to:

   . attract and retain a pool of high caliber executive talent;

   . motivate and reward outstanding executive and corporate performance; and

   . link shareholder related performance measures of earnings per share and return on average assets with Company and individual performance goals.

     In order to achieve these objectives, the Executive Compensation Program consists of three elements: 1) base salary, 2) a Short-Term Incentive Plan, and
3) a Long-Term Stock Incentive Plan. The overall program is reviewed at least annually by the Compensation Committee, and any modifications are approved by the entire Board of Directors of the Company.

     The Compensation Committee believes the Executive Compensation Program should be based on maintaining base salaries at sufficient levels to attract and retain qualified executive talent. Further, the Compensation Committee believes that a substantial portion of cash compensation should be related to specific annual performance criteria such as earnings per share growth and return on average assets, thereby emphasizing achievement of near-term results that directly affect shareholder value. In order to appropriately align management's objectives with the long-term financial interests of shareholders, and to maintain a balance between short-term and long-term goals, the Compensation Committee encourages management to have a proprietary interest in the Company through increased stock ownership. The Compensation Committee has not established target equity ownership levels for its executives, but it does achieve increased stock ownership through the annual grant of stock options and the payment of incentive awards through a combination of cash and Common Stock. The Compensation Committee believes the annual award of stock options and the payment of incentive awards to be an important part of the Executive Compensation Program.

BASE SALARY PLAN

     The Compensation Committee determines the annual base salaries and salary ranges for the top four corporate officers. The Compensation Committee also approves the salary ranges for other officers of the Company. The determination of base salaries and ranges is based upon competitive norms for similar positions in a comparison group of fourteen regional bank holding companies. The companies in the comparison group are similar to the Company in either asset size, earnings performance, or geographic location. In order to assist in this process, the Company retains an independent consultant to provide such information to the Compensation Committee. Actual base salaries are tied to the performance of the individual executives against standards established for each officer at the beginning of each year, as well as the relationship of actual salary to the midpoint of the applicable salary range. These standards were considered by the Compensation Committee in establishing the base salary of the Chief Executive Officer. In setting the salary, the Committee evaluated the performance of the Chief Executive Officer on the basis of the Company's earnings, the strength and depth of management, and the increase in shareholder value during the year. The base salaries of the Chief Executive Officer and the other officers as provided in the Summary Compensation Table were set at or near the midpoints of the respective salary ranges by the Compensation Committee.

SHORT-TERM INCENTIVE PLAN

     Since 1989, the Company has maintained an annual Short-Term Incentive Plan (the "STIP") for certain key officers. Fifty-four officers, including those named in the Summary Compensation Table, participated in the STIP during 1995. The STIP provides for the payment of additional compensation contingent upon the achievement of certain corporate and shareholder-related performance goals and the participant's achievement of certain individual performance goals. The awards are based upon a percentage of the participant's base salary. STIP participants are required to receive at least one-third of their award in Company Stock, which is valued at market price on award date. The Company retains an independent consultant to assist the Compensation Committee in its annual review of the STIP and in the design of annual corporate and shareholder-related performance goals. The corporate and shareholder-related goals are intended to stretch the efforts of management to achieve higher performance levels given the facts and circumstances known to the Compensation Committee at the time the goals are established. At the beginning of each plan year, participants establish individual goals which are linked to the Company's business and strategic plans. The individual goals relate to the specific business segments for which the participant has responsibility and are intended to challenge the participants to perform beyond expected levels of performance.

     The Compensation Committee has established four three-tier payout matrices based on specific corporate and shareholder-related performance goals relating to the Company's return on average assets and growth of earnings per share. Participants have been assigned to one of the four payout matrices based upon their level of responsibility and expected level of contribution to the Company's achievement of its corporate and shareholder-related performance goals. The payout matrices used to determine the amount of awards based solely upon the Company's performance range from 7-1/2% to 60% of a participant's base salary. The actual amount of a participant's award under the STIP is calculated as follows. First, the corporate component of the participant's award is determined by reference to the tier to which the participant had been assigned under the payout matrix and the performance of the Company in relation to the pre-established corporate and shareholder-related performance goals. Second, the amount of the participant's award, determined under the first step, may be increased or decreased (up to a maximum of 50% of the award) based upon the participant's achievement of his or her individual goals during the plan year. The STIP allows for the payment of awards of up to a maximum of 5% of a participant's base salary in the event the participant achieves his or her individual performance goals, but the Company fails to achieve its corporate and shareholder-related performance goals.

     For 1995, the Company exceeded the earnings per share target but fell just short of the return on average assets (ROA) target. In evaluating the Company's performance against these targets, the Compensation Committee considered the $980 million (37%) increase in the Company's assets from 1994 to 1995. The increase was largely due to the completion of seven mergers and acquisitions the largest of which, UF Bancorp., Inc. ("UFB"), occurred in the third quarter and accounted for more than one-half of the increase. The Compensation Committee also took into consideration the fact that net income in 1995 was significantly reduced by the restatement of the Company's earnings for the first half of the year to include, under the pooling of interests accounting rules, the pre-merger operating results of UFB with the Company. Further, the regulatory approval process on two acquisitions was completed later in the year than anticipated, delaying the implementation of cost reduction strategies and reducing expected earnings benefits in 1995. Each of these factors contributed to ROA being below the target level that was established at the beginning of the year. After considering the foregoing factors, the Compensation Committee decided to award bonuses, at the minimum level of their respective payout matrices, to each participant, including the Chief Executive Officer, who achieved their individual performance goals.

LONG-TERM STOCK INCENTIVE PLAN

     The Company maintains the Long-Term Incentive Stock Option Plan (the "ISOP) and the 1995 Stock Incentive Plan (the "Plan"). The Plan, which was established in 1995, essentially replaced the ISOP, which was established in 1992. Although no further grants are contemplated under the ISOP, all unexercised options granted thereunder will remain outstanding until they are exercised and/or forfeited or otherwise expire pursuant to their terms. The Board and the Compensation Committee believe that a flexible long-term, stock-based incentive plan will enhance the Company's ability to attract, retain and reward management with exceptional talent and will provide the Company with the ability to develop incentive programs which are responsive to the demands of the marketplace. The Compensation Committee also believes that the stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of shareholders. Thirty-seven officers, including those listed in the Summary Compensation Table, participate in the Plan. During 1995, the Compensation Committee granted stock options to eligible Plan participants. In determining the grants of stock options to the Chief Executive Officer, as well as other named officers in the Summary Compensation Table, the Compensation Committee took into account the respective scope of responsibility, performance requirements, and recent and expected contributions of the Plan participants to the Company's achievement of its long-term performance objectives.

1995 Compensation Committee     Robert L. Koch II, Chairman
                                John D. Engelbrecht
                                Jerry A. Lamb
                                Burkley F. McCarthy

                  SHAREHOLDER RETURN PERFORMANCE COMPARISONS

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 and the NASDAQ Bank Indices over the past five years based on an initial $100 investment on December 31, 1990. This analysis assumes that all dividends are reinvested. In prior years, the Company has compared its cumulative total shareholder return to the NASDAQ Composite Index rather than the S&P 500 Index as presented below. The Company believes the S&P 500 to be a better indicator of the performance of the broader stock market than the NASDAQ Composite Index which is heavily weighted with companies in the technology industry. The cumulative total return for the five years ended December 31, 1995 of the Company's Common Stock was 118% as compared to 296% and 115% for the NASDAQ Composite and S&P 500 Indices, respectively. The compound annual total return for CNB Bancshares, Inc. from 1990 through 1995 was approximately 17%.

                      Comparison of Five Year Cumulative
                  Total Return of CNB Bancshares, Inc. Versus
                        S&P 500 and NASDAQ Bank Indices


                1990  1991  1992  1993  1994  1995
                ----  ----  ----  ----  ----  ----
CNB              100   121   163   199   211   218
S&P 500          100   130   140   154   156   215
Nasdaq Banks     100   164   239   272   271   404


             TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

     Directors and officers of the Company, and some of the corporations and firms with which certain Directors and officers are associated, have been indebted to the Company's subsidiary banks for loans of $60,000 or more, and it is anticipated that some of these persons, corporations and firms will continue to be indebted to the subsidiary banks on a similar basis in the future. All loans extended to such persons, corporations and firms, since the beginning of the last full fiscal year, were made in the ordinary course of business and did not involve more than normal risk of collectibility or present other unfavorable features. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable bank transactions with unaffiliated persons.

     Outside of normal customer relationships, none of the Directors or officers of the Company, or the corporations and firms with which such persons are associated, currently maintains or has maintained since the beginning of the last full fiscal year, any significant business or personal relationship with the Company or its subsidiaries.

                             INDEPENDENT AUDITORS

     During the year ended December 31, 1995, Geo. S. Olive & Co., LLC was employed to perform the annual audit and to render other services. Geo. S. Olive & Co., LLC has served as independent auditors of the Company each year since its formation in 1984.

     Representatives of Geo. S. Olive & Co., LLC will be present at the Meeting and will be available to answer questions and discuss matters pertaining to the Independent Auditor's Report contained in the 1995 Annual Report to Shareholders, and they will have the opportunity to make a statement, if they so desire.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the proxy statement and considered at the Meeting must be submitted on a timely basis. Proposals for the 1997 Annual Meeting of Shareholders must be received by the Company no later than November 22, 1996. Any such proposals, together with supporting statements, should be directed to the Secretary of the Company.

                                 OTHER MATTERS

     The Company will provide without charge to each shareholder, upon written request, a copy of the Company's 1995 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission. All written requests should be directed to Mr. Ralph L. Alley, Senior Vice President and Controller, CNB Bancshares, Inc., P.O. Box 778, Evansville, Indiana, 47705-0778.

     The Board of Directors of the Company is not aware of any other matters which will be presented for consideration at the Meeting. The proxies may, however, be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                              By Order of the Board of Directors


                              DAVID L. KNAPP
                              Secretary

March 22, 1996

PROXY

                             CNB BANCSHARES, INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 16, 1996

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned shareholder of CNB Bancshares, Inc., an Indiana corporation (the "Company"), hereby appoints James J. Giancola, John R. Spruill, Robert L. Koch II, and each of them with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, and hereby authorizes them and each of any of them, to represent and to vote all shares of Common Stock of the Company held of record on March 4, 1996, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana on April 16, 1996, at 5:00 p.m., local time, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

PLEASE SPECIFY CHOICES BY CLEARLY MARKING THE APPROPRIATE LINE.

ELECTION OF DIRECTORS:

     Nominees:  H. Lee Cooper, John D. Engelbrecht, and Robert K. Ruxer

             FOR all nominees listed above (except vote withheld from the ------- following nominees, if any.)

             ------------------------------------------------------------

             WITHHOLD AUTHORITY to vote for all nominees above.
     -------

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    Please sign exactly as name appears at left.
                                    If signing as a representative, please
                                    include capacity.


                                    --------------------------------------------
                                    Signature of Shareholder
                                        Dated:            , 1996
                                               -----------

                                    --------------------------------------------
                                    Signature of Shareholder
                                        Dated:            , 1996
                                               -----------